NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

FOR IMMEDIATE RELEASE

Exhibit 99.01

Arrhythmia Research Technology, Inc. Appoints
Bryan S. Ganz to its Board of Directors

FITCHBURG, MA, February 5, 2016 -- Arrhythmia Research Technology, Inc. (NYSE MKT: HRT) (the “Company”), announced today the appointment of Mr. Bryan S. Ganz to its Board of Directors, effective February 1, 2016.   Mr. Ganz’s appointment was recommended to the Board by the holder of approximately 11% of the Company’s outstanding stock.   He is a Class III director with his term expiring at the 2016 annual meeting.  The Company’s Board now consists of seven directors, six of whom are independent.

Mr. Ganz brings over 30 years of executive leadership and business investment experience covering several industries including manufacturing, remediation services, real estate, and investment advisory services.  During that time, he acquired, built and led several companies improving business and financial performance and creating significant value for investors.

Dr. Paul F. Walter, Chairman of the Board, commented, "Mr. Ganz brings significant experience and success as an investor, entrepreneur and the chief executive of a global manufacturing enterprise.  Over the course of his career, he has achieved an impressive track record in growing businesses and increasing the value of companies as a senior executive and owner.  We look forward to benefiting from his valuable experience as we advance the Company’s growth strategy.”

Mr. Ganz commented "As a stockholder in the Company, I believe that it has tremendous engineering and manufacturing capabilities which can be used to drive accelerated growth and improve earnings power.  As a director, I look forward to helping guide the Company on a path that will best leverage these resources for long term growth for the benefit of all stakeholders."

Mr. Ganz is currently the CEO of Northeast Remediation LLC of Wakefield, Massachusetts, a firm he founded in 2013 that is engaged in the removal of lead paint, asbestos and mold.  He is also the CEO of Scudder Bay Capital, LLC, a real estate investment company focused on creating affordable rental housing options through the purchase, rehabilitation and ownership of distressed properties in Massachusetts, Rhode Island and Connecticut.

Mr. Ganz was previously Chairman and CEO of Maine Industrial Tire LLC, a leading global manufacturer of solid and semi-solid tires for industrial equipment that was formed in 2010 by a group of investors led by him and sold to a strategic buyer at the end of 2012.  Prior to that, Mr. Ganz served for over 25 years, primarily in executive leadership roles including chief executive officer at GPX International Tire Corporation and its predecessor company Galaxy Tire & Wheel.  He began his career as the founder and president of Paramount Capital Group, a registered investment advisory firm.  Mr. Ganz received a Juris Doctor degree from the Columbia School of Law of Columbia University and a Bachelor of Science in Business Administration from Georgetown University.

About Arrhythmia Research Technology, Inc.

Arrhythmia Research Technology, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device technologies requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for

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Arrhythmia Research Technology, Inc. Appoints Bryan S. Ganz to its Board of Directors
February 5, 2016

growth is to build a best-in-class quality organization and capitalize on its engineering design expertise and reliable, proprietary manufacturing processes to further penetrate the medical device contract manufacturing market.

The Company routinely posts news and other important information on its websites:

http://www.arthrt.com,  http://www.micronproducts.com and http://www.micronmedical.com.

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Arrhythmia Research Technology, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements; the level of sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:
Investor and Media Contact:	Company Contact:
Deborah K. Pawlowski	Derek T. Welch
Kei Advisors LLC	Chief Financial Officer
716.843.3908	978.345.5000
dpawlowski@keiadvisors.com